SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

September 15, 2003

Date of Report

LNR PROPERTY CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-13223	65-0777234
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

1601 Washington Avenue, Suite 800, Miami Beach, Florida		33139
(Address of Principal Executive Offices)		(Zip Code)

(305) 695-5500

(Registrant’s Telephone Number, Including Area Code)

Item 5. Other Events and Regulation FD Disclosure.

LNR Property Corporation (the “Company”) is filing this Form 8-K, which includes the Company’s consolidated balance sheets as of November 30, 2002 and 2001, and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements, as originally filed in Item 8 of the Company’s 2002 Annual Report on Form 10-K, have been restated for comparative purposes to reflect the reclassification of several operating properties disposed of on or after December 1, 2002 as discontinued operations pursuant to the requirements of Statement of Financial Accounting Standards (“SFAS”) No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets.”

SFAS No. 144 addresses the financial accounting and reporting for the impairment or disposal of long-lived assets. It retained the basic provision for presenting discontinued operations in a statement of operations, but broadened the scope of what constitutes a discontinued operation to include a component of an entity rather than applying only to a segment of a business. Under the pronouncement, a component includes any operating property that has its own operations and cash flow. Therefore, SFAS No. 144 requires us to present all operating properties classified as held for sale separately on our balance sheet, and all properties sold or classified as held for sale as discontinued operations in our statement of earnings. Prior periods are to be restated for comparative purposes. The adoption of this statement did not impact our net earnings. It did, however, impact the presentation of our financial position and operating results. Specifically, each time we sell a property or classify it as held for sale, we are required to restate our statement of earnings for the current year, as well as prior years, for comparability purposes.

This filing does not update any of the disclosures in our Form 10-K except for the reclassification of certain balances as described above. Information regarding the Company since the filing of the Form 10-K, appears in our reports filed under the Securities Exchange Act of 1934.

REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders of LNR Property Corporation and Subsidiaries:

We have audited the accompanying consolidated balance sheets of LNR Property Corporation and subsidiaries (the “Company”) as of November 30, 2002 and 2001 and the related consolidated statements of earnings, comprehensive earnings, stockholders’ equity and cash flows for each of the three years in the period ended November 30, 2002. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of LNR Property Corporation and subsidiaries at November 30, 2002 and 2001, and the results of their operations and their cash flows for each of the three years in the period ended November 30, 2002, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 19 to the consolidated financial statements, in connection with the adoption of Statement of Financial Accounting Standards No. 144 Accounting for the Impairment or Disposal of Long-Lived Assets, effective December 1, 2002, the accompanying consolidated financial statements have been restated to conform to the provisions of such standard.

/s/    Deloitte & Touche LLP

Certified Public Accountants

Miami, Florida

January 15, 2003, except for Note 19 as to which the date is September 10, 2003

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

	As of November 30,
	2002	2001
	(In thousands, except per share amounts)
Assets
Cash and cash equivalents	$5,711	6,578
Restricted cash	2,524	81,955
Investment securities	1,127,313	1,215,121
Mortgage loans, net	430,255	331,517
Operating properties and equipment, net	657,102	625,811
Land held for investment	56,980	42,229
Investments in unconsolidated partnerships	360,981	352,142
Assets held for sale	120,175	101,830
Other assets	73,833	79,464

Total assets	$2,834,874	2,836,647

Liabilities and stockholders’ equity
Liabilities:
Accounts payable	$13,349	20,793
Accrued expenses and other liabilities	160,178	170,830
Deferred income taxes	43,032	79,646
Liabilities related to assets held for sale	96,430	74,306
Mortgage notes and other debts payable	1,394,007	1,346,215

Total liabilities	1,706,996	1,691,790

Minority interests	1,722	25,688

Commitments and contingent liabilities (Note 16)

Stockholders’ equity:
Common stock, $.10 par value, 150,000 shares authorized, 23,189 and 24,445 shares issued and outstanding in 2002 and 2001, respectively	2,319	2,444
Class B common stock, $.10 par value, 40,000 shares authorized, 9,784 and 9,949 shares issued and outstanding in 2002 and 2001, respectively	978	995
Additional paid-in capital	489,948	513,977
Retained earnings	510,204	404,611
Unamortized value of restricted stock grants	(7,077)	(10,273)
Accumulated other comprehensive earnings	129,784	207,415

Total stockholders’ equity	1,126,156	1,119,169

Total liabilities and stockholders’ equity	$2,834,874	2,836,647

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS

	Years Ended November 30,
	2002	2001	2000
	(In thousands, except per share amounts)
Revenues
Rental income	$100,839	108,750	136,484
Management and servicing fees	31,982	36,340	22,964

Total revenues	132,821	145,090	159,448

Other operating income
Equity in earnings of unconsolidated partnerships	46,361	75,152	87,032
Interest income	180,819	181,327	147,746
Gains on sales of:
Real estate	48,088	63,535	38,522
Unconsolidated partnership interests	3,428	746	23,671
Investment securities	47,221	9,717	13,134
Other	(1,257)	(818)	437

Total other operating income	324,660	329,659	310,542

Costs and expenses
Cost of rental operations	53,954	57,933	78,191
General and administrative	77,281	74,398	64,736
Depreciation	22,638	24,711	35,588
Minority interests	1,222	2,536	3,799
Interest	92,808	109,473	120,523

Total costs and expenses	247,903	269,051	302,837

Earnings from continuing operations before income taxes	209,578	205,698	167,153
Income taxes	67,881	70,978	51,755

Earnings from continuing operations	141,697	134,720	115,398

Discontinued operations:
Earnings from operating properties sold or held for sale, net of tax	2,181	393	473

Earnings from discontinued operations	2,181	393	473

Net earnings	$143,878	135,113	115,871

(continued)

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF EARNINGS—Continued

	Years Ended November 30,
	2002	2001	2000
	(In thousands, except per share amounts)
Weighted average shares outstanding:
Basic	33,460	33,364	33,464

Diluted	34,649	34,916	34,875

Earnings per share from continuing operations:
Basic	$4.23	4.04	3.45

Diluted	$4.09	3.86	3.31

Earnings per share from discontinued operations:
Basic	$0.07	0.01	0.01

Diluted	$0.06	0.01	0.01

Net earnings per share:
Basic	$4.30	4.05	3.46

Diluted	$4.15	3.87	3.32

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE EARNINGS

	Years Ended November 30,
	2002	2001	2000
	(In thousands)
Net earnings	$143,878	135,113	115,871
Other comprehensive earnings, net of tax:
Unrealized gain (loss) on available-for-sale securities, net and other	(48,133)	226,491	(1,071)
Unrealized gain (loss) on derivative financial instruments	1,500	(4,859)	—
Transition adjustment related to accounting for derivative financial instruments and hedging activities	—	4,388	—
Reclassification adjustment for gains included in net earnings	(30,998)	(17,534)	(13,796)

Other comprehensive earnings (loss), net of tax	(77,631)	208,486	(14,867)

Comprehensive earnings	$66,247	343,599	101,004

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

	Years Ended November 30,
	2002	2001	2000
	(In thousands)
Common stock
Beginning balance	$2,444	2,422	2,514
Purchase and retirement of treasury stock	(191)	(30)	(189)
Restricted stock grants	—	1	87
Stock option exercises	44	46	4
Stock issued under Senior Officers Stock Purchase Plan	5	—	—
Conversion of Class B common stock to common stock	17	5	6

Balance at November 30	2,319	2,444	2,422

Class B common stock
Beginning balance	995	1,000	1,006
Conversion of Class B common stock to common stock	(17)	(5)	(6)

Balance at November 30	978	995	1,000

Additional paid-in capital
Beginning balance	513,977	516,516	529,042
Purchase and retirement of treasury stock	(28,355)	(4,509)	(28,454)
Restricted stock grants	—	267	15,627
Stock option exercises	2,999	1,703	301
Stock issued under Senior Officers Stock Purchase Plan	1,327	—	—

Balance at November 30	489,948	513,977	516,516

Retained earnings
Beginning balance	404,611	272,772	163,974
Net earnings	143,878	135,113	115,871
Purchase and retirement of treasury stock	(36,628)	(1,611)	(5,421)
Cash dividends—common stock	(1,215)	(1,214)	(1,202)
Cash dividends—Class B common stock	(442)	(449)	(450)

Balance at November 30	510,204	404,611	272,772

Unamortized value of restricted stock grants
Beginning balance	(10,273)	(13,195)	—
Restricted stock grants	—	(268)	(15,714)
Amortization	3,196	3,190	2,519

Balance at November 30	(7,077)	(10,273)	(13,195)

Accumulated other comprehensive earnings (loss)
Beginning balance	207,415	(1,071)	13,796
Change in accumulated other comprehensive earnings (loss), net	(77,631)	208,486	(14,867)

Balance at November 30	129,784	207,415	(1,071)

Total stockholders’ equity	$1,126,156	1,119,169	778,444

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended November 30,
	2002	2001	2000
	(In thousands)
Cash flows from operating activities:
Net earnings	$143,878	135,113	115,871
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	24,986	25,267	36,138
Deferred income tax provision (benefit)	3,989	(24,575)	7,904
Minority interests	1,222	2,536	3,799
Accretion of discount on CMBS and mortgage loans	(37,194)	(24,318)	(12,002)
Amortization of deferred costs	6,237	5,744	3,936
Equity in earnings of unconsolidated partnerships	(46,361)	(75,152)	(87,032)
Distributions of earnings from unconsolidated partnerships	74,601	90,478	98,380
Interest received on CMBS in excess of income recognized	21,383	25,192	19,085
Gains on sales of real estate	(48,088)	(63,535)	(38,522)
Gains on sales of unconsolidated partnership interests	(3,428)	(746)	(23,671)
Gains on sales of investment securities	(47,221)	(9,717)	(13,134)
Losses on derivative financial instruments	1,053	954	—
Changes in assets and liabilities:
Decrease (increase) in other assets	31	(7,812)	(44,426)
(Decrease) increase in accounts payable and accrued liabilities	(25,498)	35,778	47,787

Net cash provided by operating activities	69,590	115,207	114,113

Cash flows from investing activities:
Operating properties and equipment:
Additions	(181,410)	(159,521)	(339,856)
Sales	209,943	158,445	117,418
Land held for investment:
Additions	(53,902)	(5,046)	(27,277)
Sales	34,594	29,662	76,655
Investments in unconsolidated partnerships	(124,834)	(84,870)	(51,334)
Proceeds from sales of unconsolidated partnership interests	11,979	—	77,990
Distributions of capital from unconsolidated partnerships	56,383	61,624	23,092
Purchase of mortgage loans held for investment	(113,203)	(72,062)	(50,990)
Proceeds from mortgage loans held for investment	87,770	108,969	74,651
Purchase of investment securities	(411,137)	(270,884)	(141,012)
Proceeds from principal collections on and sales of investment securities	444,051	86,994	65,943
Decrease (increase) in restricted cash	79,431	(107)	(5,677)
Proceeds from syndications of affordable housing partnership interests	25,250	63,653	34,128

Net cash provided by (used in) investing activities	64,915	(83,143)	(146,269)

Cash flows from financing activities:
Proceeds from stock option exercises and stock purchase plan sales	4,375	1,749	304
Purchase and retirement of treasury stock	(65,174)	(6,150)	(34,064)
Payment of dividends	(1,657)	(1,663)	(1,652)
Net distributions to minority partners in consolidated entities	(25,188)	(3,224)	(7,852)
Net payments under repurchase agreements and revolving credit lines	(11,177)	(211,704)	(88,924)
Mortgage notes and other debts payable:
Proceeds from borrowings	114,017	352,230	257,210
Principal payments	(150,568)	(158,710)	(99,467)

Net cash (used in) provided by financing activities	(135,372)	(27,472)	25,555

Net (decrease) increase in cash and cash equivalents	(867)	4,592	(6,601)
Cash and cash equivalents at beginning of year	6,578	1,986	8,587

Cash and cash equivalents at end of year	$5,711	6,578	1,986

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS—Continued

	Years Ended November 30,
	2002	2001	2000
	(In thousands)
Supplemental disclosures of non-cash investing and financing activities:
Purchases of investment securities financed by seller	$—	28,508	98,498
Purchases of mortgage loans financed by seller	$55,375	73,280	113,670
Mortgage loans received on sales of operating properties	$12,190	50,488	—
Note receivable on sale of unconsolidated partnership interests	$8,685	—	—
Mortgage note assumed on purchase of operating property	$6,479	—	—

Supplemental disclosure of non-cash transfers:
Transfer of land held for investment to operating properties	$12,745	—	31,640
Transfer of operating properties to land held for investment	$—	5,114	—
Transfer of investment securities to mortgage loans	$4,310	—	—
Transfer of other assets to investments in unconsolidated partnerships	$3,785	—	—
Transfer of certain assets and liabilities to investments in unconsolidated partnerships:
Investment securities	$—	49,169	—
Operating properties	—	—	385,711
Mortgage notes and other debts payable	—	(39,490)	(269,681)
Other	—	(2,987)	(20,068)

Total net transfers to investments in unconsolidated partnerships	$—	6,692	95,962

Supplemental disclosure of cash flow information:
Cash paid for interest, net of amounts capitalized	$96,892	116,334	132,174
Cash paid for taxes	$80,569	68,564	38,681
Purchase of partnership interests and consolidation of entities previously accounted for under the equity method:
Operating properties	$60,504	—	—
Other assets	4,173	—	—
Mortgage notes and other debts payable	(48,187)	—	—
Investment in unconsolidated partnership	(6,560)	—	—

Cash paid	$9,930	—	—

See accompanying notes to consolidated financial statements.

LNR PROPERTY CORPORATION AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Summary of Organization, Business and Significant Accounting Policies

Description of Business

LNR Property Corporation, a Delaware corporation, was formed in June 1997. Including our subsidiaries, we operate a real estate investment, finance and management business which engages primarily in (i) acquiring, developing, repositioning, managing and selling commercial and multi-family residential real estate, (ii) investing in high-yielding real estate loans and acquiring at a discount portfolios of loans backed by commercial and multi-family residential real estate and (iii) investing in unrated and non-investment grade rated commercial mortgage-backed securities (“CMBS”) as to which we have the right to be the special servicer (i.e., to oversee workouts of underperforming and non-performing loans).

Basis of Presentation and Consolidation

The accompanying consolidated financial statements include our accounts and those of our wholly-owned subsidiaries. We consolidate the assets, liabilities, and results of operations of entities (both corporations and partnerships) in accordance with Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” and Statement of Financial Accounting Standards (“SFAS”) No. 94, “Consolidation of All Majority-Owned Subsidiaries—an amendment of ARB No. 51, with related amendments of Accounting Principles Board (“APB”) Opinion No. 18 and ARB No. 43, Chapter 12.” Therefore, we consolidate those entities in which we own a majority of the voting securities or interests, except in those instances in which the minority voting interest owner effectively participates through substantive participative rights, as discussed in Emerging Issues Task Force (“EITF”) 96-16, “Investor’s Accounting for an Investee When the Investor Has a Majority of the Voting Interest but the Minority Shareholder or Shareholders Have Certain Approval or Veto Rights.” Substantive participative rights include the ability to select, terminate, and set compensation of the investee’s management, and the ability to make capital and operating decisions of the investee, including budgets, in the ordinary course of business.

We also invest in organizations with varying structures, many of which do not have voting securities or interests, such as general partnerships, limited partnerships, and limited liability companies. In many of these structures, control of the partnership generally rests with the general partners or managing members, while other members hold passive interests. The general partner or managing member can hold anywhere from a relatively small percentage of the total financial interests to a majority of the financial interests. Where we serve as a general partner or managing member, we are considered to have the controlling financial interest and therefore that investee is consolidated, regardless of our financial interest percentage, unless there are other limited partners or investing members that effectively participate through substantive participative rights as outlined in EITF 96-16. When we consolidate these entities, the ownership interests of the minority party are reflected as minority interests. In those circumstances where we, as majority owner, cannot cause the entity to take actions that are significant in the ordinary course of business, because such actions were vetoed by the minority owner, we do not consolidate the entity.

Since many of the entities in which we invest are single purpose entities that hold real estate properties and have no employees, participative rights over management selection and compensation are not applicable. However, in instances in which the minority voting interest owner, minority general partner or managing member, limited partner, or investing member is permitted or required to effectively participate through substantive participation in capital and operating budget decisions for the entity, those rights are considered to be effective participation through substantive participative rights and accordingly, we do not consolidate the entity. Entities which are not consolidated are accounted for by the equity method (when significant influence can be exerted by us), or the cost method. All significant intercompany transactions and balances among consolidated entities and intercompany profits and/or losses with unconsolidated partnerships have been eliminated.

Earnings Per Share

We report earnings per share in accordance with SFAS No. 128, “Earnings per Share.” Under SFAS No. 128, basic earnings per share is computed by dividing our earnings attributable to common stockholders for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing our earnings attributable to common stockholders for the period by the weighted average number of common and common equivalent shares outstanding during the period. Common equivalent shares reflect the dilution that would occur if the issuance of common stock shared in our earnings for the following: incremental common shares issuable upon the exercise of stock options and the issuance of stock under stock purchase plans, and unvested restricted common stock. The dilutive impact of common stock equivalents is determined by applying the treasury stock method. See Note 8 for the reconciliation of the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2002, 2001 and 2000.

Comprehensive Earnings

We report our comprehensive earnings in accordance with SFAS No. 130, “Reporting Comprehensive Income,” which establishes standards for reporting and presenting comprehensive earnings and its components in a full set of financial statements. Comprehensive earnings consist of net income and other comprehensive earnings (losses), which are primarily unrealized gains and losses on available-for-sale securities and derivative financial instruments. Comprehensive earnings are presented separately in our consolidated statements of comprehensive earnings, net of taxes. The change in accumulated other comprehensive earnings (loss) is reflected in our consolidated statements of stockholders’ equity. SFAS No. 130 requires only additional disclosures in the consolidated financial statements; it does not affect our results of operations or financial position.

Business Segments

We report business segment information under the provisions of SFAS No. 131, “Disclosures about Segments of an Enterprise and Related Information.” This statement establishes standards for reporting information about our operating segments and related disclosures about our products, services, geographic areas of operations and major customers. See Note 17 which provides further information.

Cash and Cash Equivalents

We consider all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents. Due to the short maturity period of cash equivalents, the carrying amount of these instruments approximates fair value.

Investment Securities

Investment securities, which consist principally of CMBS, are accounted for in accordance with SFAS No. 115, “Accounting for Certain Investments in Debt and Equity Securities.” This standard requires that debt and equity securities be classified as either trading, available-for-sale or held-to-maturity. At November 30, 2002 and 2001, none of our securities were held for trading purposes or held-to-maturity; all were classified as available-for-sale. At November 30, 2001, we reclassified our held-to-maturity securities to available-for-sale. Although we have the financial ability to hold our securities to their stated maturities, it is often advantageous for us to sell our securities as they get upgraded, or as the CMBS pools to which they relate pay down significantly and the securities get closer to economic maturity. Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. On the date of transfer, these securities had an amortized cost of $160.8 million and a net unrealized gain of $182.4 million.

Securities classified as available-for-sale are recorded at fair value. Unrealized gains or losses, net of the related tax effects, on available-for-sale securities are excluded from earnings and are reported in stockholders’

equity as a component of accumulated other comprehensive earnings (loss) until realized. The cost of securities sold is based on the specific identification method.

Unrealized losses that are other than temporary are recognized in earnings. A loss is recognized to the extent to which the fair value of the investment security has declined below its amortized cost and the decline in fair value is other than a temporary impairment. For investment securities, impairment is considered to be other than temporary if the present value of the currently estimated total cash flows related to the security is less than the present value of the previous quarter’s estimated total cash flows of that security.

We finance selected CMBS through reverse repurchase obligations (“repos”) with various financial institutions. These agreements allow the lender by contract or custom to repledge or sell the collateral. We are exposed to risk of loss in the event the counterparties fail to perform under the terms of the agreement. The counterparties to our transactions are major financial institutions. Accordingly, we believe our risk of loss is limited and therefore, we only require an agreement, without requiring collateral or other security. See Note 3 for further discussion on investment securities that are pledged under repo agreements which allow the lender to repledge or sell the collateral.

We typically seek to be the special servicer on CMBS transactions in which we invest. When we are called on to serve in this capacity, we earn special servicing fees from the related activities performed (primarily overseeing the workout of underperforming and non-performing loans). Special servicing fees are recognized when services have been rendered. We do not pay any consideration for the right to act as special servicer and we purchase the related CMBS at their fair value. Accordingly, we have not assigned a value to our special servicing rights. Consistent with SFAS No. 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities” these servicing rights are reflected in our consolidated financial statements at a zero basis. On an ongoing basis, we monitor the level of fees related to these special servicing rights to ascertain that a liability is not created.

Mortgage Loans, Net

Mortgage loans are accounted for in accordance with Statement of Position (“SOP”) No. 01-06, “Accounting by Certain Entities (Including Entities With Trade Receivables) That Lend to or Finance the Activities of Others.” Under the provisions of SOP No. 01-06, loans for which we have the intent and ability to hold for the foreseeable future or until maturity or payoff should be recorded on the balance sheet as held for investment at outstanding principal adjusted for any chargeoffs, allowances, deferred fees or costs on originated loans and any unamortized premiums or discounts on purchased loans. Loans held for sale should be separately classified on the balance sheet and carried at the lower of cost or fair value. Since we have the intent and ability to hold our loans for the foreseeable future, we classify all of our mortgage loans as held for investment. These mortgage loans are accordingly carried at outstanding principal net of unaccreted discounts, which are accreted to income utilizing a methodology that results in a level yield. In the event that we decide to sell a loan previously classified as held for investment, that loan is reclassified to held for sale at the lower of cost or fair value, with the excess of cost over fair value, if any, recorded as a valuation allowance. If loans are reclassified to held for sale in the future, the determination of fair value will be based on discounting future cash flows using the current interest rates at which similar loans would be made, or will be estimated by us on the basis of financial or other information.

We provide an allowance for credit losses for mortgage loans that are considered to be impaired in accordance with SFAS No. 114 “Accounting by Creditors for Impairment of a Loan.” The allowance for losses is based on our evaluation of various factors, including our historical loss experience, the fair value of the collateral and other factors. Realized credit losses on loans are deducted from the allowance when they occur, and related loan balances are charged off as a component of interest income in the period in which the loan is determined to be uncollectible, with loan recoveries recorded in earnings as a component of interest income when received. Loan acquisition costs, such as costs incurred in conducting our due diligence, are capitalized and amortized to earnings over the life of the loan.

Operating Properties and Equipment, Net and Land Held for Investment

Operating properties and equipment and land held for investment are recorded at cost. Depreciation for operating properties and equipment is calculated to amortize the cost of depreciable assets over their estimated useful lives using the straight-line method. The range of estimated useful lives for operating properties is 10 to 30 years and for furniture and fixtures is 2 to 5 years.

We account for long-lived assets in accordance with the provisions of SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of.” This statement requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of long-lived assets is measured by comparing the carrying amount of an asset to the undiscounted future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the carrying amount of the asset is reduced to its fair value. Beginning December 1, 2002, we will account for long-lived assets in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which supersedes SFAS No. 121. SFAS No. 144 also addresses the accounting for long-lived assets that are held for sale. See further discussion on SFAS No. 144 related to assets held for sale under Assets Held for Sale and New Accounting Pronouncements.

Assets Held for Sale

We adopted the provisions of SFAS No. 144, effective December 1, 2002. SFAS No. 144 requires that whenever we sell, or hold for sale, a commercial real estate property that has its own operations and cash flows, we must reclassify the revenues and expenses of that property, both with regard to the current period and with regard to the past, as elements of earnings from discontinued operations, and we must treat our profits or losses on sales of those properties as gains or losses from discontinued operations. Several of our real estate operating properties were sold subsequent to November 30, 2002. In accordance with SFAS No. 144, we have presented these operating properties as held for sale separately on our consolidated balance sheets at dates prior to their sale, and have presented the historical operating results of these operating properties as discontinued operations in our consolidated statements of earnings, as described below. The activities related to these real estate properties are reported in our real estate properties segment.

In the normal course of our business, we acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. Because we sell properties on a regular basis, in accordance with SFAS No. 144, we will be reflecting the historical operating results of properties sold or held for sale as discontinued operations on an ongoing basis. The historical operating results of these properties, as well as our gain on sale from these properties, are reflected as “discontinued operations” in our consolidated statements of earnings and their assets and liabilities are reflected as “held for sale” in our consolidated balance sheets for periods prior to their sale. See New Accounting Pronouncements and Note 19 for further detail on assets held for sale.

Derivative Financial Instruments

On December 1, 2000, we adopted SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 137 and SFAS No. 138. Since the adoption of SFAS No. 133, we record all derivative instruments as either an asset or liability on the balance sheet at their fair value, and recognize changes in the fair value in earnings unless specified criteria are met.

We periodically enter into derivative financial instruments, primarily interest rate swap agreements, to hedge unpredictable changes in asset values related to movements in interest rates on a portion of our available-for-sale securities. These derivative instruments are reported on the consolidated balance sheet at fair value, and changes in the fair value of these derivative instruments are recognized in earnings. Changes in the fair value of the hedged available-for-sale securities attributable to movements in interest rates are also recognized in earnings. Prior to the implementation of SFAS No. 133, gains or losses on these derivative instruments were deferred and amortized through earnings over the remaining lives of the securities being hedged. The deferred gains or losses were reported net of the related tax effect in stockholders’ equity as a component of accumulated other comprehensive earnings (loss).

We also periodically enter into interest rate swap agreements to manage our interest costs and hedge against risks associated with changing interest rates on certain of our debt obligations. These derivative instruments are reported on the consolidated balance sheets at fair value. The effective portion of the unrealized gain or loss on these derivatives is reported in other comprehensive earnings (loss) in the consolidated statements of comprehensive earnings, and the ineffective portion is recognized in earnings in the consolidated statements of earnings.

In accordance with SFAS No. 133, certain criteria must be met before an interest rate swap or other derivative instrument is accounted for as a hedge. This includes formal documentation at hedge inception of (i) the hedging relationship and our risk management objective and strategy for undertaking the hedge and (ii) an indication that the hedging relationship is expected to be highly effective in hedging the designated risk during the term of the hedge. Effectiveness is tested periodically, and at least quarterly.

Our derivative instruments are not leveraged or held-for-trading purposes. See Note 5 for further discussion of derivative financial instruments and hedging activities.

Foreign Currency

The assets and liabilities held by our foreign investments with a functional currency other than U.S. dollars are translated into U.S. dollars at exchange rates in effect at the end of each reporting period. Foreign entity revenue and expenses are translated into U.S. dollars at the average rates that prevailed during the period. The resulting net translation gains and losses are reported as foreign currency translation adjustments, net of tax, in stockholders’ equity as a component of accumulated other comprehensive earnings (loss). Realized foreign currency gains and losses and changes in the value of foreign currency monetary assets and liabilities are included in the determination of net earnings and are reported as other revenue, net.

Revenue and Other Operating Income Recognition

Rental income is recognized when rent is due from tenants. For leases that provide rent concessions or fixed escalations over the lease term, rental income is recognized on a straight-line basis over the terms of the respective leases. Contingent rents are not recognized until realized.

Management fees are recognized in income in the period in which the services are performed and collectibility is reasonably assured.

In accordance with EITF No. 99-20, “Recognition of Interest Income and Impairment on Purchased and Retained Beneficial Interests in Securitized Financial Assets,” we estimate all cash flows attributable to an investment security on the date the security is acquired. The amount by which estimated cash flows exceed the initial investment is recognized as interest income over the life of the security using the effective interest method. Changes in expected cash flows result in prospective adjustments to interest income, in accordance with APB Opinion No. 20.

Interest income for mortgage loans held for investment is comprised of interest received plus the accretion of discount between the carrying value and unpaid principal balance using a methodology that results in a level yield.

Revenues from sales of real estate (including operating properties and land held for investment) and unconsolidated partnership interests are recognized in accordance with the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” when the profit is determinable and the earnings process is virtually complete.

Transfers of investment securities are accounted for as sales under the provisions of SFAS 140, “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities,” providing that we have surrendered control over the transferred securities and to the extent that we received consideration other than beneficial interests in the transferred securities.

Income Taxes

Income taxes are accounted for in accordance with SFAS No. 109, “Accounting for Income Taxes.” Under SFAS No. 109, deferred tax assets and liabilities are determined based on differences between the financial reporting carrying values and tax bases of assets and liabilities, and are measured by using enacted tax rates expected to apply to taxable income in the years in which those differences are expected to reverse.

Stock-Based Compensation

At November 30, 2002, we had one stock-based employee compensation plan, which is described more fully in Note 14. We grant stock options and restricted stock to certain officers, employees and directors. Stock options are granted for a fixed number of shares with an exercise price not less than the fair value of the shares at the dates of grant. We account for the stock option grants under the recognition and measurement principles of APB Opinion No. 25, “Accounting for Stock Issued to Employees,” and related Interpretations. No stock-based employee compensation cost is reflected in net income, as all options granted under the plan had an exercise price equal to or greater than the market value of the underlying common stock on the date of grant. An illustration of the effect on net income and net earnings per share if we had applied the fair value recognition provisions of SFAS No. 123, “Accounting for Stock-Based Compensation” is presented in Note 14.

Upon the issuance of restricted stock, we record deferred compensation expense as a reduction of stockholders’ equity equal to the number of shares granted multiplied by the fair value of the stock at the date of grant. The deferred compensation expense is amortized to earnings over the vesting period.

Affordable Housing Communities

We create or enter into partnerships that hold interests in multi-family residential real estate properties that are eligible for affordable housing tax credits granted under Section 42 of the Internal Revenue Code. We sell the tax credits generated from these properties through syndications of partnership interests. We typically retain a small interest in the partnerships and provide certain limited guarantees to the investors. We also may agree to provide tax compliance and other services on behalf of the investors, for which we receive fees.

We follow the provisions of SFAS No. 66, “Accounting for Sales of Real Estate,” when accounting for syndications of partnership interests related to affordable housing communities. Interests in these partnerships are syndicated either while the property is in development, or after it is fully developed and leased. The total proceeds from the syndication of partnership interests related to fully developed properties are received at the time of syndication, and therefore profit is recognized at that time to the extent that proceeds exceed our basis in the partnership interests sold plus any required reserves for guarantees. Proceeds from the syndication of partnership interests related to properties in development may be subject to minor modification after the date of syndication, because proceeds to be received generally depend on the amount of tax credits granted, which is only determined once the property is fully developed. Since the total proceeds to be received by us for these partnership interests are not definite at the date of syndication but ownership of the interests has transferred, we apply the cost recovery method in accounting for these sales. Gains are recognized to the extent that cash receipts exceed our basis in the partnership interests syndicated plus any required reserves for guarantees.

We provide certain limited guarantees to the purchasers of these partnership interests. In accordance with Paragraph 25 of SFAS No. 66, we recognize profit as outlined above because our loss of profit from guarantees is limited by the terms of the sales contract. In those instances where we provide operating guarantees that are of limited duration, the profit we recognize on syndication is reduced by our expected exposure to loss, calculated in accordance with SFAS No. 66. In those instances where we provide non-operating guarantees, or provide operating guarantees for an extended duration, the profit we recognize on syndication is reduced by our maximum exposure to loss as specified in the agreements, regardless of the likelihood that we will have to perform under these guarantees.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires us to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

New Accounting Pronouncements

In June 2001, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 142, “Goodwill and Other Intangible Assets.” SFAS No. 142 requires that goodwill and intangible assets with indefinite useful lives no longer be amortized, but instead be tested for impairment at least annually in accordance with the provisions of SFAS No. 142, and that intangible assets with estimable useful lives be amortized over their respective estimated useful lives to their estimated residual values, and reviewed for impairment. SFAS No. 142 is effective for the fiscal year ending November 2003 and the interim periods within fiscal year 2003. The adoption of SFAS No. 142 is not expected to have a material effect on our results of operations or financial position.

In June 2001, the FASB issued SFAS No. 143, “Accounting for Asset Retirement Obligations,” which addresses financial accounting and reporting for legal obligations associated with the retirement of tangible long-lived assets. SFAS No. 143 requires that the fair value of a liability for an asset retirement obligation be recognized in the period in which it is incurred if a reasonable estimate of fair value can be made. The fair value of the liability is added to our amount of the related asset and depreciated over the life of the asset. The liability is accreted each period through charges to operating expense. If the obligation is settled for other than the carrying amount of the liability, we will recognize a gain or loss on settlement. We are required and plan to adopt the provisions of SFAS No. 143 for the quarter ending February 28, 2003. The adoption of SFAS No. 143 is not expected to have a material effect on our results of operations or financial position.

In August 2001, the FASB issued SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” which addresses financial accounting and reporting for the impairment or disposal of long-lived assets. This statement supersedes SFAS No. 121, “Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of” and the accounting and reporting provisions of APB No. 30, “Reporting the Results of Operations—Reporting the Effects of a Disposal of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions,” for the disposal of a segment of a business. This Statement also amends ARB No. 51, “Consolidated Financial Statements,” to eliminate the exception to consolidation for a subsidiary for which control is likely to be temporary. SFAS No. 144 is effective for the fiscal year ending November 30, 2003, and the interim periods within fiscal 2003. The provisions of this statement generally are to be applied prospectively. As indicated in Note 19, we adopted the provisions of SFAS No. 144, effective December 1, 2002. SFAS No. 144 requires us to present all operating properties classified as held for sale separately on our balance sheet, and all properties sold or classified as held for sale as discontinued operations in our statement of earnings. Prior periods are to be restated for comparative purposes. The adoption of this statement did not have an impact on our net earnings. It did , however, impact the presentation of our financial position and operating results. Specifically, each time we sell a property or classify it as held for sale, we are required to restate our statements of earnings for the current year, as well as prior years, for comparability purposes.

In April 2002, the FASB issued SFAS No. 145, “Rescission of FASB Statements No. 4, 44 and 64, Amendment of FASB Statement No. 13, and Technical Corrections.” SFAS No. 145, among other items, updates and clarifies existing accounting pronouncements related to gains and losses from the extinguishment of debt and certain lease modifications that have economic effects similar to sale-leaseback transactions. The provisions of SFAS No. 145 were generally effective as of May 15, 2002. The adoption of SFAS No. 145 did not have a material impact on our results of operations or financial position.

In June 2002, the FASB issued SFAS No. 146, “Accounting for Costs Associated with Exit or Disposal Activities.” SFAS No. 146 requires companies to recognize costs associated with exit (including restructuring) or disposal activities at fair value when the related liability is incurred rather than at the date of a commitment to an exit or disposal plan under prior practice. Costs covered by the standard include certain contract termination costs, certain employee termination benefits and other costs to consolidate or close facilities and relocate employees that are associated with an activity being exited or long-lived assets being disposed. The new requirements are effective prospectively for exit or disposal activities initiated after December 31, 2002, and were adopted by us on December 1, 2002. The adoption of SFAS No. 146 is not expected to have a material effect on our results of operations or financial position.

In November 2002, the FASB issued FASB Interpretation (“FIN”) No. 45, “Guarantor’s Accounting and Disclosure Requirements for Guarantees of Indebtedness of Others.” FIN No. 45 requires certain guarantees to be recorded at fair value and also requires significant new disclosures related to guarantees, even when the likelihood of making any payments under the guarantee is remote. FIN No. 45 generally applies to contracts or indemnification agreements that contingently require the guarantor to make payments to the guaranteed party based on changes in an underlying variable that is related to an asset, liability, or an equity security of the guaranteed party. We are required and plan to adopt the new disclosure requirements of FIN No. 45 for the quarter ending February 28, 2003. The initial recognition and measurement provisions are applicable on a prospective basis to guarantees issued or modified after December 31, 2002. We are currently evaluating whether the adoption of the initial recognition and measurement provisions of FIN No. 45 will have a material effect on our results of operations or financial position.

In December 2002, the FASB issued SFAS No. 148, “Accounting for Stock-Based Compensation—Transition and Disclosure.” SFAS No. 148 amends SFAS No. 123, “Accounting for Stock-Based Compensation,” to provide alternative methods of transition for a voluntary change to the fair value based method of accounting for stock-based employee compensation. In addition, SFAS No. 148 amends the disclosure requirements of SFAS No. 123 to require prominent disclosures in both annual and interim financial statements about the method of accounting for stock-based employee compensation and the effect of the method used on reported results. The transition and disclosure provisions of SFAS No. 148 are effective for financial statements for interim and fiscal years ending after December 15, 2002, with early application permitted for entities with a fiscal year ending prior to December 15, 2002. We have adopted the disclosure provisions of SFAS No. 148 as of November 30, 2002. As we have not changed our method of accounting for stock-based employee compensation, the adoption of SFAS No. 148 did not have a material effect on our results of operations or financial position.

In January 2003, the FASB issued FIN No. 46, “Consolidation of Variable Interest Entities,” which is intended to clarify the application of ARB No. 51, “Consolidated Financial Statements,” to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support. FIN No. 46 requires us to consolidate variable interest entities (“VIEs”) in which we have a variable interest or a combination of variable interests that will absorb a majority of the entity’s expected losses if they occur, receive a majority of the entity’s expected residual returns if they occur, or both. We are required to assess whether or not we are required to consolidate the VIE at the time we become involved with the entity. Reconsideration of this assessment is required only if we sell or otherwise dispose of all or part of our variable interest to unrelated third parties, acquire additional interests in the entity, or if the entity’s governing documents or the contractual arrangements among the parties involved change. We are required and plan to adopt the provisions of FIN No. 46 immediately for variable interests in VIEs created after January 31, 2003, and in the quarter ending November 30, 2003 for variable interests in VIEs created before February 1, 2003. We have determined that it is reasonably possible that we will be required to consolidate or disclose information about certain VIEs when FIN No. 46 becomes effective, and accordingly have made certain transitional disclosures required by FIN No. 46 in Note 18 to our consolidated financial statements.

Reclassifications

Certain reclassifications have been made to the prior year consolidated financial statements to conform to the current year presentation.

2. Restricted Cash

	November 30,
	2002	2001
	(In thousands)
Funds held in trust for asset purchases and development	$1,757	26,057
Tenant security deposits	767	394
Short-term investment securities	—	55,504

	$2,524	81,955

Funds held in trust for asset purchases and development primarily represent bond proceeds to be used to fund future development costs, escrow accounts and monies resulting from exchange transactions under Section 1031 of the Internal Revenue Code.

Short-term investment securities at November 30, 2001 were primarily collateral for a letter of credit which provided credit enhancement to $277.3 million of tax-exempt bonds. The bonds were secured by five high-rise Class A apartment buildings in New York City. We received interest on the short-term investment as well as 600 basis points per year for providing the credit enhancement. In 2002, the partnership which provided the letter of credit was dissolved and the collateral was no longer required.

3. Investment Securities

Investment securities consist of investments in unrated and non-investment grade rated portions of various issues of CMBS. In general, principal payments on each class of security are made in the order of the stated maturities of each class so that no payment of principal will be made on any class until all classes having an earlier maturity date have been paid in full. Each class of security is, in effect, subordinate to all classes with earlier maturities. The principal repayments on a particular class are dependent upon collections on the underlying mortgages, which are affected by prepayments, extensions and defaults. As a result, the actual maturity of any class of securities may differ from its stated maturity. We have already begun to receive principal payments from some of our securities, and some have matured entirely. At November 30, 2002, the stated maturities of our CMBS investments extended through 2062 and their weighted average coupon rates ranged from 2.46% to 22.96%. Our potential yield, however, may be substantially greater than the coupon rates, because we make our CMBS investments at substantial discounts from the face amounts.

Our investment securities are collateralized by pools of mortgage loans on commercial and multi-family residential real estate assets which are geographically dispersed. Concentrations of credit risk with respect to these securities are limited due to the diversity of the underlying loans across geographical areas and among property types. In addition, we only invest in securities when we can perform extensive due diligence analysis on the real estate supporting the underlying loans and when we have the right to be the special servicer for the entire securitization. As special servicer, we impact the performance of the securitization by using our loan workout and asset management expertise to resolve non-performing loans.

All of our CMBS are classified as available-for-sale. Although we have the financial ability to hold our securities to their stated maturities, it is often advantageous for us to sell our securities as they get upgraded or as the CMBS pools to which they relate pay down significantly and the securities get close to economic maturity. Because we may choose to sell our securities prior to stated maturity, SFAS No. 115 requires that they be classified as available-for-sale. SFAS No. 115 also requires that securities classified as available-for-sale be recorded at fair value with unrealized gains or losses, net of the related tax effects, reported in stockholders’ equity as a component of accumulated other comprehensive earnings (loss) until realized. At November 30, 2002 and 2001, the excess of fair value over amortized cost on our available-for-sale securities was $213.1 million and $353.7 million, respectively.

Total fair value of our investment securities at November 30, 2002 and 2001 includes $497.3 million and $719.6 million, respectively, of investment securities pledged to creditors which can be repledged or sold by creditors under repurchase agreements (see Note 10 for description of repurchase agreements). Of the $630.0 million and $495.5 million of other investment securities at November 30, 2002 and 2001, respectively, $116.1 million and $174.3 million, respectively, have been pledged to creditors, but the counterparty does not have the right by contract or custom to repledge the securities.

4. Securitization Transaction

During July 2002, we transferred $800.6 million in face value of non-investment grade rated CMBS to a qualifying special purpose entity. Those CMBS were securitized into various classes of non-recourse fixed- and floating-rate bonds comprised of $416.3 million face value of investment grade rated bonds, $94.1 million face value of non-investment grade rated bonds, and $290.2 million face value of preferred shares in the issuing entity. The qualifying special purpose entity sold the investment grade rated bonds to unrelated third parties for net proceeds of $402.3 million, which was used to pay us for the CMBS collateral securities. We used the proceeds to repay short-term debt, the majority of which can be re-borrowed. In accordance with SFAS No. 140 “Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities”, we recognized a pretax gain on the sale of the CMBS collateral securities of $45.6 million. We retained the non-investment grade rated bonds and the preferred equity (the “retained interests”). The aggregate face amount of the retained interests both at the date of transfer and at November 30, 2002 was $384.3 million. At November 30, 2002, the amortized cost of the retained interest was $78.7 million, with an estimated fair value of $99.7 million classified as available-for-sale on our balance sheet.

We are acting as the collateral manager for the qualifying special purpose entity, a service for which we receive a fee of 0.05% per annum of the outstanding face value. We are also the special servicer on all of the underlying CMBS transactions.

The table below summarizes the cash flows received from securitization trusts during the year ended November 30, 2002:

(In thousands)
Proceeds from new securitizations	$402,286
Collateral management fees received	$133
Cash flow on retained interests	$6,746

There were no cash flows received from securitization trusts during the years ended November 30, 2001 and 2000.

We measure our retained interests at their estimated fair value based on the present value of the expected future cash flows. Expected future cash flows are determined based on the expected future cash flows from the underlying CMBS and from expected changes in LIBOR. Expected future cash flows from the underlying CMBS are determined using our best estimate of certain key assumptions, primarily including anticipated losses and the timing of losses. Expected future cash flows are discounted at market yields for the rated retained interests, depending on the rating of the security, and at a fixed discount rate for the preferred equity considering the related risk. The difference between the amortized cost of the retained interests and their fair values is recorded, net of tax, in stockholders’ equity as a component of accumulated other comprehensive earnings (loss).

At the time of any transfer, we apply certain key assumptions to pre-loss cash flows, in accordance with industry standards, to determine fair value. The fair value of our retained interests at the date of our securitization (July 2002) was $96.5 million, based on key economic assumptions used in measuring the fair value as follows:

Weighted average life in years	16.1
Residual pre-loss cash flows blended discount rate	26.5%

When subsequently measuring the fair value of our retained interests, we apply certain key assumptions to after-loss cash flows. We estimate credit losses and the timing of losses for each loan underlying the CMBS collateral, and accordingly do not apply a constant default rate to the portfolio. At November 30, 2002, the amortized cost of the retained interests was $78.7 million, with an estimated fair value of $99.7 million based on key economic assumptions and, if applicable, the sensitivity of the current fair value of residual cash flows to immediate adverse changes in those assumptions follows:

(In thousands, except statistics)
Weighted average life in years	15.6

Estimated credit losses (in total over the life of the trust)	$250,857
Impact on fair value of 10% adverse change	$(11,435)
Impact on fair value of 20% adverse change	$(20,866)

Residual after-loss cash flows blended discount rate	15.6%
Impact on fair value of 100 basis points adverse change	$(4,998)
Impact on fair value of 200 basis points adverse change	$(9,535)

These sensitivities are hypothetical and should be used with caution. As the figures indicate, changes in fair value based on a variation in key assumptions generally cannot be extrapolated because the relationship of the change in assumption to the change in fair value may not be linear. This non-linear relationship exists because we apply our key assumptions on a loan-by-loan basis to the assets underlying the CMBS collateral. Also, in this table, the effect of a variation in a particular assumption on the fair value of the retained interest is calculated without changing any other assumption; in reality, changes in one factor may result in changes to another, which might magnify or counteract the sensitivities. We review all major assumptions periodically using the most recent empirical and market data available, and make adjustments where warranted.

The CMBS underlying the securitization bear interest at a fixed rate, while certain of the notes issued in the securitization bear interest at a floating rate. Although the vast majority of this interest disparity has been hedged through the use of interest rate swaps within the qualifying special purpose entity, a certain amount of disparity may occur from time to time. To the extent that the swaps within the qualifying special purpose entity do not fully hedge the total floating-rate note balance, we have exposure to cash flow volatility due to changes in interest rates. As LIBOR rises, more interest is paid to the floating-rate note holders, thus reducing the cash flows available to the retained interests we own. In accordance with SFAS No. 133 and related interpretations, this exposure to cash flow volatility due to interest rate movements is an embedded derivative, with characteristics of an inverse floater. This derivative must be bifurcated from the retained interests and recorded separately on our balance sheet at fair value, with changes in fair value recorded in earnings as they occur. The value of this embedded derivative is a $0.3 million liability at November 30, 2002.

5. Derivative Financial Instruments and Hedging Activities

In accordance with SFAS No.133, as amended and interpreted, we record the net of all derivative instruments as either an asset or a liability on our balance sheet at their fair value. At November 30, 2002 and 2001, we had a net derivative liability of $29.3 million and $29.6 million, respectively, which is included in accrued expenses and other liabilities on our balance sheet. The accounting for changes in the fair value of a derivative instrument depends on whether it has been designated and qualifies as part of a hedging relationship.

Hedging Objectives and Strategies

With regard to risk management in general, and interest rate risk in particular, our fundamental philosophy is centered on a desire to tolerate only a relatively small amount of risk. We have an interest rate risk management policy with the objective of: (i) managing our interest costs and (ii) reducing the impact of unpredictable changes in the values of our available-for-sale securities due to movements in interest rates. To meet these objectives, we employ hedging strategies to limit the effects of changes in interest rates on our operating income and cash flows and on the value of our available-for-sale securities.

We do not enter into derivative instruments for any purpose other than cash flow and fair value hedging purposes. That is, we do not enter into derivative instruments for speculative purposes. However, as noted in Note 4, the securitization transaction that we completed in July 2002 was structured in such a way that it gave rise to an embedded derivative. Since this embedded derivative was not entered into for hedging purposes, it is marked to market through earnings in accordance with SFAS No. 133 and related interpretations.

We believe our interest rate risk management policy is generally effective. Nonetheless, our profitability may be adversely affected during particular periods as a result of changing interest rates. In addition, hedging transactions using derivative instruments involve risks such as counterparty credit risk. The counterparties to our arrangements are major financial institutions, rated A- or better, with which we and our affiliates may also have other financial relationships. These counterparties potentially expose us to loss in the event of their non-performance.

Cash Flow Hedging Instruments

Our approach to managing interest cost is based primarily on match funding, with the objective that variable-rate assets be primarily financed by variable-rate liabilities and fixed-rate assets be primarily financed by fixed-rate liabilities. We continually identify and monitor changes in interest rate exposures that may adversely impact expected future cash flows by evaluating hedging opportunities. We maintain risk management control systems to monitor interest rate cash flow risk attributable both to our outstanding or forecasted debt obligations and to our offsetting hedge positions. The risk management control systems involve the use of analytical techniques, including cash flow sensitivity analyses, to estimate the impact of changes in interest rates on our future cash flows.

We periodically enter into derivative financial arrangements, primarily interest rate swap agreements, to manage fluctuations in cash flows resulting from interest rate risk. These swap agreements effectively change the variable-rate cash flows on debt obligations to fixed-rate cash flows. Under the terms of the interest rate swap agreements, we receive payments equal to interest at variable rates on specified notional amounts and make payments equal to interest at fixed rates on the same notional amounts, thereby generating variable-rate income to offset variable-rate interest obligations and creating the equivalent of fixed-rate debt. At November 30, 2002, we had 10 such interest rate swap agreements hedging changes in interest costs with a notional amount of $242.9 million, which mature through December 2004. At November 30, 2001, we had 14 such interest rate swap agreements hedging changes in interest costs with a notional amount of $294.3 million, which mature through November 2004.

We record the net fair value of interest rate swap agreements designated as hedging instruments for variable-rate debt obligations as a derivative asset or liability. Changes in the fair value of the interest rate swap agreements are reported as unrealized gains or losses in stockholders’ equity as a component of accumulated other comprehensive earnings (loss). If a derivative instrument is not designated as a hedge, the gain or loss resulting from a change in fair value is recognized in earnings in the period of change. If a derivative instrument is designated as a hedge but the derivative instrument is not fully effective in hedging the designated risk, the ineffective portion of the gain or loss is reported in earnings immediately.

If the cash flow hedge is terminated, the net gain or loss remains in accumulated other comprehensive earnings (loss), and is reclassified into earnings in the same periods during which the cash flows on the hedged item affect earnings. If the hedged item matures, is terminated, or is disposed of, the corresponding hedge is either terminated or designated to a similar instrument.

At November 30, 2002 and 2001, $4.3 million and $7.9 million, respectively, of our net derivative liability related to interest rate swap agreements hedging changes in interest costs, all of which was reported as an unrealized loss, net of tax, in accumulated other comprehensive earnings (loss). Unrealized gains and losses held in accumulated other comprehensive earnings (loss) are reclassified to earnings in the same period or periods that the hedged cash flows affect earnings. We estimate that approximately $1.9 million of the unrealized loss, currently reflected in other comprehensive earnings (loss), net of taxes, will be reclassified to earnings within the next twelve months, resulting in an additional before tax interest expense of $2.9 million.

Interest expense for the years ended November 30, 2002 and 2001 includes no net gains or losses representing cash flow hedge ineffectiveness arising from differences between the critical terms of the interest rate swap agreements and the hedged debt obligations, since the terms of our swap agreements and debt obligations were matched.

Fair Value Hedging Instruments

To manage the risk associated with unpredictable changes in asset values related to the effect of movements in interest rates on our fixed-rate available-for-sale securities, we periodically use derivative financial instruments, primarily interest rate swap agreements. Under the terms of these swap agreements, we receive variable interest rate payments and make fixed interest rate payments. At November 30, 2002, we had three such interest rate swap agreements hedging changes in asset values with a notional amount of $213.6 million, which mature through November 2012. At November 30, 2001, we had nine such interest rate swap agreements hedging changes in asset values with a notional amount of $291.3 million, which mature through December 2011.

We have designated these interest rate swap agreements as hedges of changes in value due to interest rates on certain available-for-sale securities and record the fair value of the agreements as derivative assets or liabilities. Changes in the fair value of the interest rate swap agreements are recorded in earnings, as are the changes in the fair value of the hedged available-for-sale securities resulting from changes in interest rates.

If a derivative instrument designated as a fair value hedge is terminated, changes in the value of the hedged item are reported prospectively in accumulated other comprehensive earnings (loss). If a hedged item matures or is disposed of, we may designate the hedging instrument to other similar assets, or may terminate the related portion of the hedging instrument.

We recorded losses of $1.1 million and $1.0 million for ineffectiveness of hedges against changes in asset values during the years ended November 30, 2002 and November 30, 2001, respectively. These amounts are included in other revenue, net in our consolidated statements of earnings.

Transition

Upon the adoption of SFAS No. 133 on December 1, 2000, we recognized $4.4 million, net of tax benefit, of deferred hedging losses on derivative instruments. This amount was offset by $4.4 million, net of tax expense, of realized gains related to the hedged available-for-sale securities. Both of these amounts were previously recorded in stockholders’ equity as a component of accumulated other comprehensive earnings (loss).

6. Mortgage Loans, Net

	November 30,
	2002	2001
	(In thousands)
Mortgage loans	$439,892	337,968
Allowance for losses	(3,477)	(2,490)
Unaccreted discounts	(6,160)	(3,961)

	$430,255	331,517

The carrying amount of loans that served as collateral for our borrowings was approximately $285.2 million and $215.6 million at November 30, 2002 and 2001, respectively.

7. Operating Properties and Equipment, Net

	November 30,
	2002	2001
	(In thousands)
Office buildings	$413,698	376,206
Apartment communities	76,085	142,884
Retail centers	79,287	52,924
Industrial/warehouse facilities	36,128	31,583
Hotels	82,049	53,621
Ground leases	11,703	11,703

Total operating properties	698,950	668,921
Furniture, fixtures and equipment	33,991	19,031

	732,941	687,952
Accumulated depreciation	(75,839)	(62,141)

	$657,102	625,811

The carrying amount of operating properties and equipment that served as collateral for our borrowings was approximately $559.1 million and $518.2 million at November 30, 2002 and 2001, respectively.

We lease as lessor our office, retail, industrial/warehouse and other facilities under non-cancelable operating leases with terms in excess of twelve months. The future minimum rental revenues under these leases subsequent to November 30, 2002 are as follows (in millions): 2003 - $58.3; 2004 - $51.9; 2005 - $44.7; 2006 - $38.9; 2007 - $35.9 and thereafter - $173.0.

8. Earnings Per Share

The following reconciles the numerator and denominator of the basic and diluted earnings per share calculations for the years ended November 30, 2002, 2001 and 2000, respectively:

	November 30,
	2002	2001	2000
	(In thousands, except per share amounts)
Numerator
Numerator for basic and diluted earnings per share:
Earnings from continuing operations	$141,697	134,720	115,398
Earnings from discontinued operations	2,181	393	473

Net earnings	$143,878	135,113	115,871

Denominator
Denominator for basic earnings per share—weighted average shares	33,460	33,364	33,464
Effect of dilutive securities:
Stock options	476	666	715
Restricted stock	691	879	691
Other	22	7	5

Denominator for diluted earnings per share—adjusted weighted average shares and assumed conversions	34,649	34,916	34,875

Earnings per share from continuing operations:
Basic	$4.23	4.04	3.45

Diluted	$4.09	3.86	3.31

Earnings per share from discontinued operations:
Basic	$0.07	0.01	0.01

Diluted	$0.06	0.01	0.01

Net earnings per share:
Basic	$4.30	4.05	3.46

Diluted	$4.15	3.87	3.32

9. Investments in Unconsolidated Partnerships

Summarized financial information on a combined 100% basis related to our partnerships accounted for by the equity method at November 30, 2002 and 2001 follows:

	November 30,
	2002	2001
	(In thousands)
Assets
Cash	$42,335	47,008
Portfolio investments	2,316,624	2,689,302
Other assets	125,111	76,338

	$2,484,070	2,812,648

Liabilities and equity
Accounts payable and other liabilities	$160,679	113,476
Notes and mortgages payable	1,455,024	1,756,335
Equity of:
The Company	356,367	354,409
Others	512,000	588,428

	$2,484,070	2,812,648

Our equity in the partnerships’ financial statements shown above is below our recorded investments in unconsolidated partnerships by $4.6 million at November 30, 2002, primarily due to a partnership which has distributed cash in excess of our investment, the difference of which we reflect in other liabilities. Our equity in the partnerships’ financial statements exceeded our recorded investments in unconsolidated partnerships by $2.3 million at November 30, 2001, primarily due to unrealized appreciation in certain partnership assets. The partnerships’ portfolio investments consist primarily of CMBS, commercial and multi-family residential real estate, mortgage loans collateralized by real estate, land and other investments.

Summarized operating results on a combined 100% basis related to our partnerships accounted for by the equity method for the years ended November 30, 2002, 2001 and 2000 follows:

	Years Ended November 30,
	2002	2001	2000
	(In thousands)
Revenues	$343,181	442,638	440,736
Costs and expenses	230,873	236,280	196,248

Earnings of partnerships	$112,308	206,358	244,488

The Company’s share of earnings	$46,361	75,152	87,032

In connection with the spin-off of LNR to stockholders of Lennar Corporation (“Lennar”) in 1997 (the “Spin-off”), Lennar transferred parcels of land to us and we transferred these parcels to a general partnership in exchange for a 50% general partnership interest in this partnership. In 1999, certain assets and liabilities of this land partnership were contributed at net book value to a second general partnership and we each received 50% general partnership interests in the second partnership. The two partnerships are collectively referred to as Lennar Land Partners (“LLP”). At November 30, 2002 and 2001, our investment in LLP was $46.1 million and $66.7 million, respectively. LLP is engaged in the acquisition, development and sale of land and the development and sale of homes. LNR and Lennar each have equal say on all major decisions with respect to LLP. Our by-laws require all significant decisions with respect to LLP be approved by a Transaction Review Committee, which is entirely comprised of members of our Board who are not directors, officers or employees of Lennar. Lennar manages the day-to-day activities of LLP under a management agreement. The assets, liabilities and earnings of LLP as of and for the year ended November 30, 2002 were $234.2 million, $142.0 million and $72.6 million, respectively.

The debt of LLP is non-recourse to us, with the exception of one $1.9 million guarantee. However, a subsidiary of ours, which holds our general partner interests in LLP, could be liable as a general partner for LLP’s debt. That subsidiary has essentially no assets other than the general partner interests in LLP. Additionally, we provide limited maintenance guarantees on $35.3 million of LLP’s debt. These limited guarantees only apply if the fair value of the collateral (generally land and improvements thereto) is less than a specified multiple of the loan balance, and LLP does not have the ability to paydown the loan balance to the appropriate level. We have also provided debt service guarantees which only apply if the partnership defaults on its loan arrangements. If we are required to make a payment under these guarantees, the payment would be accounted for as a capital contribution to the partnership and increase our share of capital distributed upon the dissolution of the partnership.

Formed in March 1999, Madison Square Company LLC (“Madison”) invests in real estate securities, primarily CMBS. Our investment in Madison as of November 30, 2002 was $95.8 million, representing a 25.8% ownership interest. We maintain a significant ongoing role in the venture for which we earn fees, both as the special servicer for the purchased CMBS transactions and for providing services for the management of the venture. The debt of the partnership is non-recourse to us. The assets, liabilities and earnings of Madison as of and for the year ended November 30, 2002 were $1.1 billion, $775.2 million and $39.3 million, respectively.

At November 30, 2002 and 2001, our equity interests in all other partnerships ranged from less than 1% to 100%. These partnerships are involved primarily in the acquisition, development and management of commercial and multi-family residential real estate. We share in the profits and losses of these partnerships and, in some instances, receives fees for managing the partnerships. Lennar is a partner in some of these other partnerships. Our investment in the partnerships Lennar is involved with, excluding LLP, was $35.5 million at November 30, 2002.

10. Mortgage Notes and Other Debts Payable

	November 30,
	2002	2001
	(In thousands)
Secured debt without recourse to us:
Mortgage notes on operating properties and land with fixed interest rates (2.00% to 11.50% at November 30, 2002), due through April 2039	$98,682	71,195
Mortgage notes on operating properties and land with floating interest rates (3.82% to 4.82% at November 30, 2002), due through December 2004	54,886	99,592
Repurchase agreements with floating interest rates (2.63% to 3.48% at November 30, 2002), secured by CMBS, due through April 2007	93,661	105,567
Term loans with floating interest rates (1.63% to 2.88% at November 30, 2002), secured by CMBS, due through September 2003	25,104	27,805
Secured debt with recourse to us:

Mortgage notes on operating properties and land with floating interest rates (2.84% to 4.58% at November 30, 2002), due through February 2008	269,476	249,234
Repurchase agreements with floating interest rates (2.63% to 3.11% at November 30, 2002), secured by CMBS, due through January 2005	104,835	151,955
Revolving credit line with a floating interest rate (2.57% at November 30, 2002), secured by CMBS and mortgage loans, due through July 2007	201,455	175,230
Term loan with a floating interest rate (2.99% at November 30, 2002), secured by a mortgage loan, due July 2003	9,625	9,626
Unsecured debt with recourse to us:
Revolving credit line with a floating interest rate (3.19% at November 30, 2002), due July 2005	89,700	10,000
Senior subordinated debt with a fixed interest rate of 9.38%, due March 2008	199,526	199,435
Senior subordinated debt with a fixed interest rate of 10.50%, due January 2009	247,057	246,576

	$1,394,007	1,346,215

Information concerning our more significant debt instruments follows:

Secured Bank Lines

Through certain subsidiaries, we have four secured revolving credit lines with an aggregate commitment of $355.0 million of which $201.5 million was outstanding at November 30, 2002. Interest is variable and is based on a range of LIBOR plus 75—LIBOR plus 250. The lines are collateralized by CMBS and mortgage loans. The lines mature through July 2007. The agreements contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities. We have guaranteed the obligations of our subsidiaries under all of these agreements. We expect to refinance or extend these facilities on substantially the same terms as the existing agreements.

Repurchase Agreements and Term Loans

Through certain subsidiaries, we have entered into five reverse repurchase obligation facilities (“repos”) through which we finance selected CMBS. The first facility had $36.7 million outstanding at November 30, 2002, and has required maturities which reduce the balance to $18.4 million in December 2003, and zero in June 2004. The second facility had a total commitment of $50.0 million, with no outstanding balance at November 30, 2002, and matures in June 2003. The third facility had a total commitment of $150.0 million, of which $61.0 million was outstanding at November 30, 2002, and matures in April 2005. The fourth facility had a total commitment of $100.0 million, of which $29.0 million was outstanding at November 30, 2002, and matures in April 2007. The fifth facility had a total commitment of $430.0 million, of which $46.6 million was outstanding at November 30, 2002, and matures in January 2005. Interest on these five facilities is variable, depends on the rating assigned to the CMBS and ranges from LIBOR plus 125—LIBOR plus 300. We have guaranteed the obligations of our subsidiaries under the first two of these facilities, have no guarantees on the third and fourth facilities, and have a limited guaranty on the fifth facility.

Through certain subsidiaries, we received seller financing in the form of term repos for three specific CMBS transactions. These agreements had an outstanding balance of $25.2 million at November 30, 2002 and expire through August 2004. Interest on these term repos is variable, depending on the rating assigned to the CMBS and ranges from LIBOR plus 125—LIBOR plus 165. We have guaranteed $21.5 million of the obligations of our subsidiaries for these facilities.

Through certain subsidiaries, we received seller financing in the form of term loans for three specific CMBS transactions. We do not guarantee these loans. We also received seller financing in the form of a term loan for one mortgage loan investment, which we have guaranteed. These agreements had an outstanding balance of $34.7 million at November 30, 2002 and expire through September 2003. Interest on these term loans is variable and ranges from LIBOR plus 25—LIBOR plus 150.

We expect to refinance or extend these facilities on substantially the same terms as the existing agreements. If we are not able to fully replace these repos and/or term loans, we can repay them using availability under other existing facilities or from cash flow generated from operations or asset sales.

Unsecured Revolving Credit Facility

In November 2002, we and certain of our subsidiaries amended our $350.0 million unsecured revolving credit facility, increasing the lenders’ commitment to $380.0 million and extending its term, assuming the one-year extension option is exercised, to July 2006. At November 30, 2002, direct borrowings of $89.7 million were outstanding. In addition, we had $35.7 million of outstanding standby letters of credit utilizing the facility. Interest is calculated using a range of LIBOR plus 175—LIBOR plus 325, which varies based on our leverage. At November 30, 2002, interest was LIBOR plus 175. The agreement contains certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities.

Unsecured Senior Subordinated Notes

In March 1998, we issued $200 million principal amount of unsecured senior subordinated notes due March 15, 2008, with a stated rate of 9.375%, payable semi-annually. The notes were issued at a discount and have an effective interest rate of 9.445%. At November 30, 2002, the unamortized discount on the notes was $0.5 million. The subordinated notes contain certain financial tests and restrictive covenants, none of which are currently expected to restrict our activities.

In January 1999, we issued $100 million principal amount of unsecured senior subordinated notes due January 15, 2009, with a stated interest rate of 10.5%, payable semi-annually. These notes were issued at a discount and have an effective interest rate of 10.75%. In February 2001, we issued an additional $150 million as an add-on to these existing subordinated notes, bringing the total principal amount of unsecured senior subordinated notes due January 15, 2009 to $250 million. The additional notes were also issued at a discount and have an effective interest rate of 10.83%. At November 30, 2002, the aggregate unamortized discount on these notes was $2.9 million. These subordinated notes also contain substantially the same financial tests and restrictive covenants as the $200 million of 9.375% unsecured senior subordinated notes.

The aggregate principal maturities of mortgage notes and other debts payable subsequent to November 30, 2002, assuming extensions which are exercisable at our option, are as follows (in millions): 2003—$47.3; 2004—$162.0; 2005—$302.2; 2006—$272.8; 2007—$121.4 and thereafter—$488.3. All of the notes secured by land contain collateral release provisions.

11. Income Taxes

The provisions for income taxes on earnings from continuing operations consisted of the following for the years ended November 30, 2002, 2001 and 2000:

	2002	2001	2000
	(In thousands)
Current
Federal	$70,172	69,557	49,762
Federal Low-Income Housing Tax Credits	(10,089)	(11,635)	(16,220)
State	3,809	37,631	10,309

	63,892	95,553	43,851

Deferred
Federal	767	(3,172)	6,097
State	3,222	(21,403)	1,807

	3,989	(24,575)	7,904

Total expense	$67,881	70,978	51,755

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of the assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The tax effects of significant temporary differences of our deferred tax assets and liabilities at November 30, 2002 and 2001 follows:

	November 30,
	2002	2001
	(In thousands)
Deferred tax assets
Investment securities and mortgage loans	$1,814	—
Reserves and accruals	34,759	31,925
Investments in unconsolidated partnerships	3,165	—
Other	5,391	7,270

Total deferred tax assets	45,129	39,195

Deferred tax liabilities
Investment securities and mortgage loans	—	40,250
Operating properties, equipment and land	20,689	15,701
Deferred income	67,472	51,748
Investments in unconsolidated partnerships	—	11,142

Total deferred tax liabilities	88,161	118,841

Net deferred tax liability	$(43,032)	(79,646)

Based on our assessment, it is more likely than not that the deferred tax assets will be realized through future taxable income.

A reconciliation of the statutory rate to the effective tax rate for the years ended November 30, 2002, 2001 and 2000 follows:

	% of Pre-tax Income
	2002	2001	2000
Federal statutory rate	35.0	35.0	35.0
Low-Income Housing Tax Credits	(4.8)	(5.6)	(8.7)
State income taxes, net of federal income tax benefit	2.2	5.1	4.7

Effective tax rate	32.4	34.5	31.0

12. Minority Interests

Minority interests relate to the third party ownership interests in entities (both corporations and partnerships) we consolidate (see Note 1). For financial reporting purposes, the entities’ assets, liabilities and results of operations are consolidated with those of ours, and the third parties’ interests in the entities are included in our consolidated financial statements as minority interests. The primary component of minority interests at November 30, 2001, representing $23.7 million, related to our interest in a partnership which provided collateral for a letter of credit providing credit enhancement to $277.3 million of tax-exempt bonds. This partnership, which provided the letter of credit, was dissolved in 2002 and the collateral was no longer required. See Note 2.

13. Financial Instruments

The following table presents the carrying amounts and estimated fair values of financial instruments held by us at November 30, 2002 and 2001, using available market information and appropriate valuation methodologies. Considerable judgment is required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that we could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies might have a material effect on the estimated fair value amounts. The table excludes cash and cash equivalents, restricted cash, liabilities related to assets held for sale, other assets and accounts payable, which had fair values approximating their carrying values.

	November 30,
	2002		2001
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
	(In thousands)
Assets
Mortgage loans	$430,255	446,955	331,517	344,601
Investment securities available-for-sale	1,127,313	1,127,313	1,215,121	1,215,121

Liabilities
Mortgage notes and other debts payable	$1,394,007	1,408,738	1,346,215	1,356,379
Net derivative liability	29,251	29,251	29,616	29,616

The following methods and assumptions were used by us in estimating fair values:

Mortgage loans: The fair values are based on discounting future cash flows using the current interest rates at which similar loans would be made or are estimated by us on the basis of financial or other information.

Investment securities available-for-sale: We classify all of our CMBS securities as available-for-sale. In 2002 and 2001, the fair values of the investment securities are based on quoted market prices, or where quoted market prices are not available, are estimated by us based on discounted expected future cash flows. The fair value of available-for-sale securities of $1,127.3 million and $1,215.1 million at November 30, 2002 and 2001, respectively, includes unrealized gains of $224.1 million and $331.5 million and unrealized losses of $26.0 million and $4.7 million, respectively.

Mortgage notes and other debts payable: The fair value of fixed-rate borrowings is based on discounting future cash flows using our incremental borrowing rate. Variable-rate borrowings are tied to market indices, and thereby approximate fair value.

Net derivative liability: the fair value of derivatives is based on prices obtained from independent third parties, which represents an estimate of the amounts we would pay or receive to terminate the agreement.

14. Capital Stock

Preferred Stock

We have 500,000 shares of authorized preferred stock, $10 par value. At November 30, 2002 and 2001, no shares of preferred stock were issued or outstanding. The preferred stock may be issued in series with any rights, powers and preferences which may be authorized by our Board of Directors.

Common Stock

We have two classes of common stock. The common stockholders have one vote for each share owned in matters requiring stockholder approval and during the years ended 2002, 2001 and 2000 received quarterly dividends of $.0125 per share. Class B common stockholders have ten votes for each share owned and during the years ended 2002, 2001 and 2000 received quarterly dividends of $.01125 per share. Class B common stock cannot be transferred, except to family members of the current holder or trusts or entities for their benefit or which they own. Class B common stock can be converted into common stock at any time. Common stock cannot be converted into Class B common stock. At November 30, 2001, Mr. Leonard Miller, a member of our Board of Directors, owned or controlled 9.9 million shares of Class B common stock. On July 28, 2002, Mr. Leonard Miller passed away. Subsequent to his death, all the outstanding shares of Class B common stock owned or controlled by him became owned or controlled by Mr. Stuart Miller, Mr. Leonard Miller’s son and Chairman of our Board of Directors. As of November 30, 2002, Mr. Stuart Miller owned or controlled 9.7 million shares of Class B common stock, which represented over 99% of the Class B common stock outstanding and approximately 81% of the voting power of both classes combined.

Our Board of Directors approved a stock repurchase plan authorizing us to buy back up to 9.5 million shares of our common stock, including 4.0 million shares of common stock authorized in the fourth quarter of 2002. During the years ended November 30, 2002, 2001 and 2000, we purchased 1.7 million shares, 0.3 million shares and 1.9 million shares, respectively, under this program, bringing the inception-to-date total number of shares we have purchased under this program through November 30, 2002 to 5.0 million shares.

Stock Option Plans

In 2000, we adopted the 2000 Stock Option and Restricted Stock Plan (the “2000 Plan”). The 2000 Plan amended and restated the 1997 Stock Option Plan (the “1997 Plan”), which was adopted in connection with the Spin-off. The 2000 Plan provides for the granting of options and restricted stock to certain of our officers, employees and directors. The aggregate maximum number of shares, approved by the stockholders, which may be exercised as options and/or issued as restricted stock is 4,000,000.

Options granted under the 2000 Plan will expire not more than 10 years after the date of grant, except that incentive stock options granted to a key employee who is a 10% stockholder or a member of a 10% stockholder’s family will expire not more than five years after the date of grant. The exercise price of each stock option granted under the 2000 Plan will be 100% of the fair market value of the common stock on the date the stock option is granted, except in the case of a key employee who is a 10% stockholder or a member of a 10% stockholder’s family, in which case the incentive stock option price may not be less than 110% of the fair market value of the common stock on the date the stock option is granted, and except as to stock options granted to replace Lennar stock options held by Lennar employees who became our employees at the Spin-off, which have exercise prices based on the exercise prices of the Lennar stock options which they replaced.

If we are required to pay withholding taxes as a result of the exercise of an option, we may at our discretion, either reduce the number of shares of common stock to be issuable upon exercise of the stock option or require that the grantee remit to us the amount of withholding tax required as a result of the exercise. During the year ended November 30, 2002, 27,824 shares of common stock were relinquished to us, at a weighted-average price of $35.10, for the payment of withholding taxes resulting from the exercise of options.

Under the 2000 Plan, the aggregate number of shares of restricted stock granted to an officer, employee or director in any fiscal year cannot exceed 500,000 shares. We did not grant restricted stock during the year ended November 30, 2002. During the year ended November 30, 2001, 10,000 shares of restricted stock were granted, with a weighted average fair value on date of grant of $26.84 per share. We recorded deferred compensation expense relating to these shares of $0.3 million as a separate component of stockholders’ equity. These deferred expenses are being amortized to earnings over a five-year vesting period. Amortization expense related to deferred compensation for restricted stock was $3.2 million, $3.2 million and $2.5 million for the years ended November 30, 2002, 2001 and 2000, respectively.

A summary of our stock option activity under the 2000 Plan and the 1997 Plan for the years ended November 30, 2002, 2001 and 2000 follows:

	2002		2001		2000
	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price	Stock Options	Weighted Average Exercise Price
Outstanding, beginning of year	1,664,049	$20.83	1,743,559	$18.34	1,520,803	$18.19
Granted	184,923	$32.08	167,500	$27.37	315,250	$18.95
Forfeited	(17,666)	$23.69	(11,450)	$27.12	(71,878)	$18.54
Exercised	(200,036)	$15.21	(235,560)	$6.79	(20,616)	$14.80

Outstanding, end of year	1,631,270	$22.77	1,664,049	$20.83	1,743,559	$18.34

Exercisable, end of year	618,788	$21.44	562,736	$19.39	504,108	$15.84

The following table summarizes information about stock options outstanding at November 30, 2002:

	Options Outstanding			Options Exercisable
Range of Exercise Prices	Number Outstanding at November 30, 2002	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number Outstanding at November 30, 2002	Weighted Average Exercise Price
$9.92-$14.88	74,665	2.20	$11.64	38,699	$11.87
$14.89-$22.33	612,431	5.37	$18.21	255,999	$18.30
$22.34-$33.51	909,001	6.11	$26.26	322,576	$25.00
$33.52-$36.60	35,173	4.72	$35.54	1,514	$35.40

We have elected to account for our employee stock options under APB Opinion No. 25 and related Interpretations. No compensation expense is recorded under APB Opinion No. 25 because the exercise price of our employee common stock options equaled the market price for the underlying common stock on the grant date.

Under the terms of the Lennar 1991 Stock Option Plan (the “Lennar Option Plan”), participants in the Lennar Option Plan who exercise after the Spin-off options they held at the time of the Spin-off (and who did not amend the terms of their options prior to the Spin-off to provide otherwise) will receive upon exercise of Lennar stock options one share of our common stock for each share of Lennar stock received. In connection with the Spin-off, we agreed to deliver shares of our common stock to participants in the Lennar Option Plan who exercise options and are entitled to our common stock. There were Lennar stock options outstanding at the time of the Spin-off which could entitle the holders to purchase up to 615,600 shares of our common stock. Of these options, 241,500 and 229,250 were exercised during the years ended November 30, 2002 and 2001, respectively. There were 12,750 Lennar stock options outstanding as of November 30, 2002, of which 6,750 were exercisable. We do not receive any portion of the exercise price of the Lennar stock options.

Senior Officers Stock Purchase Plan

In January 2001, we adopted the 2001 Senior Officers Stock Purchase Plan (the “2001 Plan”). Under the 2001 Plan, the Board of Directors may authorize us to enter into agreements with senior officers to sell shares of our common stock to the senior officers in installments over a period of time for the market price of the common stock when the agreements are entered into. Purchases are timed to correspond to scheduled receipts of deferred compensation payments, but the senior officers’ obligations to purchase and pay for stock are not subject to the deferred compensation payments being received. The agreements bind us to sell shares, and the senior officers to purchase shares, for the agreed price, except that the agreement with a senior officer will terminate if the senior officer ceases to be employed by us. The maximum number of shares we may agree to sell under the 2001 Plan is 500,000. During 2002, senior officers entered into agreements to purchase 62,298 shares during 2003 through 2007 at a weighted average exercise price of $36.09 per share. During 2001, senior officers entered into agreements to purchase 160,535 shares during 2002 through 2006 at a weighted average exercise price of $29.23 per share. During 2002, 45,792 shares were purchased by senior officers under the 2001 Plan at a weighted average exercise price of $29.11 per share.

We have elected to account for the 2001 Plan under APB Opinion No. 25 and related Interpretations. No compensation expense was recorded under APB Opinion No. 25 because the purchase price determined for the common stock equaled the market price of the common stock when the agreement was entered into and the deferred compensation payment amount which was already recorded as compensation expense when it was earned.

“Pro forma” Information

SFAS No. 123, “Accounting for Stock-Based Compensation,” requires “pro forma” information regarding net earnings and earnings per share to be disclosed for stock options, stock under the 2001 Plan and restricted stock granted after fiscal year 1996. We determined this information using the fair value method of that Statement. The fair value of these options was determined at the date of grant using the Black-Scholes option-pricing model. The weighted average fair value per share under these plans was $11.77, $11.52 and $8.38 as of November 30, 2002, 2001 and 2000, respectively. The significant weighted average assumptions used for the years ended November 30, 2002, 2001 and 2000 follows:

	Years Ended November 30,
	2002	2001	2000
Dividend yield	0.15%	0.18%	0.27%
Volatility rate	0.36	0.45	0.46
Risk-free interest rate	3.85%	4.88%	6.57%
Expected option life (years)	2-7	2-7	2-7

The estimated fair value of the stock options, stock under the 2001 Plan and restricted stock is recognized in expense over vesting period for “pro forma” disclosures. The earnings per share “pro forma” for the effects of SFAS No. 123 is not indicative of the effects on reported net earnings for future years. For purposes of these calculations, we have excluded shares which may be delivered to participants in the Lennar Option Plan who exercise Lennar stock options, who are not employees and do not otherwise receive compensation from us. Our reported “pro forma” information for the years ended November 30, 2002, 2001 and 2000 follows:

	Years Ended November 30,
	2002	2001	2000
	(In thousands, except per share amounts)
Net earnings, as reported	$143,878	135,113	115,871

Add: Total stock-based employee compensation expense included in reported net earnings, net of related tax effects	2,158	2,089	1,739

Deduct: Total stock-based employee compensation expense determined under a fair value based method for all awards, net of related tax effects	(4,603)	(4,467)	(3,451)

Pro forma net earnings	$141,433	132,735	114,159

Earnings per share:
Basic—as reported	$4.30	4.05	3.46

Basic—pro forma	$4.23	3.98	3.41

Diluted—as reported	$4.15	3.87	3.32

Diluted—pro forma	$4.08	3.80	3.27

In our opinion, existing stock option valuation models do not provide a reliable single measure of the fair value of employee stock options that have vesting provisions and are not transferable. In addition, option pricing models require the input of highly subjective assumptions, including expected stock price volatility.

Savings Plan

The LNR Property Corporation Savings Plan (the “Savings Plan”) allows employees to participate and make contributions to our Savings Plan which are invested on their behalf. We may also make contributions to the Savings Plan for the benefit of employees. Participants in the plan self direct both salary deferral and employer matching contributions. We have 11 different options for participants to direct their contributions, one of which is LNR stock. We record as compensation expense our contributions to the Savings Plan. We contributed $0.6 million to the Savings Plan during each of the years ended November 30, 2002, 2001 and 2000.

Employee Share Repurchase Plan

In January 2001, our Board of Directors approved the Employee Share Repurchase Plan (the “Repurchase Plan”). Under the Repurchase Plan, employees can request that we consider purchasing shares of common stock that the employees acquired through the exercise of stock options or whose common stock became non-forfeitable on a restricted stock vesting date. The Repurchase Plan was amended in 2002 to include Lennar Options (under the Lennar Option Plan) and stock purchased under the 2001 Plan. If the purchase is approved by the Board of Directors or a committee designated by the Board of Directors, we will purchase the shares at the market price on the applicable option exercise date, restricted share vesting date or stock purchase date. During 2002, we repurchased 150,000 shares of LNR common stock at a weighted average price per share of $34.98 under the Repurchase Plan. There were no repurchases in 2001.

Restrictions on Payments of Dividends

Our senior subordinated debt indenture and various credit agreements restrict our payment of dividends on both our common stock and Class B common stock. These restrictions limit dividends to a percentage of our cumulative net earnings and currently do not impact our ability to declare and pay dividends.

15. Related Party Transactions

A member of our Board of Directors has voting control of both Lennar and us. See Note 14.

Lennar is a partner with us in several partnerships. See Note 9. Our by-laws require that all significant decisions with regard to these partnerships be approved by a Transaction Review Committee, which is entirely comprised of members of our Board who are not directors, officers or employees of Lennar. In 2002, we purchased land from these partnerships for $12.4 million. Also in 2002, we purchased from Lennar its 50% interest in one of these partnerships for $8.1 million. Amounts paid for these assets approximated fair value. During the years ended November 30, 2002, 2001 and 2000, we received fees totaling $1.8 million, $1.1 million and $1.0 million, respectively, from managing the partnerships.

In April 2001, we sold a building to an unaffiliated third party that leased office space to Lennar and its subsidiaries. During the years ended November 30, 2001 and 2000, we recorded $0.5 million and $1.2 million, respectively, in rental revenue from the leases with Lennar related to this building.

16. Commitments and Contingent Liabilities

We are subject to various claims, legal actions and complaints arising in the ordinary course of business. In our opinion, the disposition of these matters will not have a material adverse effect on our financial condition, results of operations or cash flows.

We are subject to the usual obligations associated with entering into contracts for the purchase, development and sale of real estate, as well as the management of partnerships and special servicing of CMBS in the routine conduct of our business.

We are committed, under various standby letters of credit or other agreements, to provide certain guarantees which are not otherwise reflected in the financial statements. Outstanding standby letters of credit, guarantees, performance bonds, and other commercial commitments under these arrangements totaled $203.1 million and $296.2 million at November 30, 2002 and 2001, respectively. The obligation at November 30, 2001 included a letter of credit of $55.1 million which was collateralized by short-term investment securities. In 2002, the partnership which provided the letter of credit was dissolved. See Note 2.

We lease certain premises and equipment under noncancellable operating leases with terms expiring through August 2007, exclusive of renewal option periods. The annual aggregate minimum rental commitments under these leases are summarized as follows (in thousands): 2003—$1,495; 2004—$644; 2005—$454; 2006—$309; 2007—$175 and thereafter—$0.

17. Segment Reporting

We assess our performance and allocate capital principally on the basis of three lines of business: (i) real estate properties, (ii) real estate loans and (iii) real estate securities.

Real estate properties include rental office buildings, apartment communities, industrial/warehouse facilities, hotels, retail centers and land that we acquire, develop, redevelop or reposition. Our primary sources of earnings from real estate properties are our rental revenue and gains on sales of those properties. Additionally, we recognize equity in earnings of unconsolidated partnerships that own, manage and sell real estate properties and in some cases, earns fees from managing those partnerships. Operating expenses include the direct costs of operating the real estate properties, the related depreciation and the overhead associated with managing the properties and partnerships. In the normal course of our business, we acquire, develop, redevelop, or reposition real estate properties, and then dispose of those properties when we believe they have reached optimal values. Because we sell properties on a regular basis, in accordance with SFAS No. 144, we will be reflecting the historical operating results of properties sold or held for sale as discontinued operations. The historical operating results of these properties, as well as our gain on sale from these properties, are reflected as “discontinued operations” in our consolidated statements of earnings and their assets and liabilities as “held for sale” in our consolidated balance sheets for periods prior to their sale. See Note 19 for further detail on assets held for sale.

Real estate loans include direct lending activities in unique high-yielding situations and investments in loan portfolios acquired at a discount owned primarily through partnerships and the related loan workout operations. Our primary source of earnings from real estate loans include interest income on loan investments, equity in earnings of unconsolidated partnerships and management fees earned from those partnerships. Operating expenses include the overhead associated with servicing the loans and managing the partnerships.

Real estate securities include unrated and non-investment grade rated subordinated CMBS, which are collateralized by pools of mortgage loans on commercial and multi-family residential real estate properties. We perform “special servicing” for the loans underlying such investments. Special servicing is the business of managing and working out the problem assets in a pool of commercial mortgage loans. Our primary source of earnings from real estate securities is the interest income earned on our CMBS investments. Additionally, we recognize equity in earnings of unconsolidated partnerships that own CMBS. We also earn special servicing fees from acting as special servicer for CMBS transactions, and earn management fees for managing the partnerships. Operating expenses include the overhead associated with managing the investments and the partnerships and costs of the special servicing activities.

Revenues, expenses and assets are accounted for in accordance with the accounting policies set forth in Note 1. Revenues and non-overhead expenses for each business line are those that relate directly to those operations. Overhead expenses, such as administrative expenses, are allocated directly to each business line based on our best estimates of the resources utilized in the management and operations of each business line. Total assets are those assets directly used in our operations in each line of business. Corporate assets consist principally of cash and cash equivalents and other assets. There are no significant transfers between business lines.

The following tables detail our financial performance by these three lines of business for the years ended November 30, 2002, 2001 and 2000:

	For the Year Ended November 30, 2002
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$100,839	—	—	—	100,839
Management and servicing fees	4,042	1,347	26,593	—	31,982

Total revenues	104,881	1,347	26,593	—	132,821

Other operating income
Equity in earnings of unconsolidated partnerships	29,383	3,861	13,117	—	46,361
Interest income	1,571	39,594	139,654	—	180,819
Gains on sales	51,516	—	47,221	—	98,737
Other	76	46	(1,379)	—	(1,257)

Total other operating income	82,546	43,501	198,613	—	324,660

Costs and expenses
Cost of rental operations	53,954	—	—	—	53,954
General and administrative	26,860	4,504	20,575	25,342	77,281
Depreciation	22,638	—	—	—	22,638
Minority interests	97	1,110	15	—	1,222
Interest	—	—	—	92,808	92,808

Total costs and expenses	103,549	5,614	20,590	118,150	247,903

Earnings from continuing operations before income taxes	83,878	39,234	204,616	(118,150)	209,578

Earnings from discontinued operations before income taxes	3,575	—	—	—	3,575

Earnings before income taxes	$87,453	39,234	204,616	(118,150)	213,153

Total assets	$1,123,214	441,652	1,248,709	21,299	2,834,874

	For the Year Ended November 30, 2001
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$108,750	—	—	—	108,750
Management and servicing fees	7,477	3,732	25,131	—	36,340

Total revenues	116,227	3,732	25,131	—	145,090

Other operating income
Equity in earnings of unconsolidated partnerships	25,796	4,554	44,802	—	75,152
Interest income	2,005	43,728	135,594	—	181,327
Gains on sales	64,281	—	9,717	—	73,998
Other	—	136	(954)	—	(818)

Total other operating income	92,082	48,418	189,159	—	329,659

Costs and expenses
Cost of rental operations	57,933	—	—	—	57,933
General and administrative	29,998	5,167	15,210	24,023	74,398
Depreciation	24,711	—	—	—	24,711
Minority interests	243	2,232	61	—	2,536
Interest	—	—	—	109,473	109,473

Total costs and expenses	112,885	7,399	15,271	133,496	269,051

Earnings from continuing operations before income taxes	95,424	44,751	199,019	(133,496)	205,698

Earnings from discontinued operations before income taxes	645	—	—	—	645

Earnings before income taxes	$96,069	44,751	199,019	(133,496)	206,343

Total assets	$1,037,098	398,614	1,355,923	45,012	2,836,647

	For the Year Ended November 30, 2000
	Real Estate Properties	Real Estate Loans	Real Estate Securities	Corporate and Interest	Total
	(In thousands)
Revenues
Rental income	$136,484	—	—	—	136,484
Management and servicing fees	2,847	4,656	15,461	—	22,964

Total revenues	139,331	4,656	15,461	—	159,448

Other operating income
Equity in earnings of unconsolidated partnerships	30,810	19,370	36,852	—	87,032
Interest income	1,050	35,708	110,988	—	147,746
Gains on sales	41,857	20,336	13,134	—	75,327
Other	—	437	—	—	437

Total other operating income	73,717	75,851	160,974	—	310,542

Costs and expenses
Cost of rental operations	78,191	—	—	—	78,191
General and administrative	22,052	6,665	10,797	25,222	64,736
Depreciation	35,588	—	—	—	35,588
Minority interests	424	2,395	980	—	3,799
Interest	—	—	—	120,523	120,523

Total costs and expenses	136,255	9,060	11,777	145,745	302,837

Earnings from continuing operations before income taxes	76,793	71,447	164,658	(145,745)	167,153

Earnings from discontinued operations before income taxes	775	—	—	—	775

Earnings before income taxes	$77,568	71,447	164,658	(145,745)	167,928

Total assets	$1,153,608	314,162	826,092	54,994	2,348,856

All of our operations and long-lived assets are geographically located in the United States and Europe at November 30, 2002. We entered into Europe in 2002, and at November 30, 2002, our European assets included an investment in an unconsolidated subsidiary of $75.5 million and an investment in one CMBS transaction which amounted to $5.7 million.

18. Transition Disclosures for Variable Interest Entities

On January 17, 2003, the Financial Accounting Standards Board issued FASB Interpretation (FIN) No. 46, “Consolidation of Variable Interest Entities.” FIN No. 46 will require us to consolidate variable interest entities (“VIEs”) in which we have a controlling financial interest. Under the provisions of FIN No. 46, we must consolidate VIEs in which we are the primary beneficiary, which is the entity that will absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected residual returns, or both, as a result of holding variable interests, which are the ownership, contractual, or other pecuniary interests in an entity. An entity is considered to be a VIE subject to consolidation if either (i) the total equity investment at risk is not greater than the expected losses of the entity or (ii) as a group, the other equity holders lack (a) the ability to make decisions about the entity’s activities through voting or similar rights, (b) the obligation to absorb the expected losses of the entity, or (c) the right to receive the residual returns of the entity. FIN No. 46 is effective immediately for variable interests in VIEs created after January 31, 2003, and is effective on September 1, 2003 for variable interests in VIEs created before February 1, 2003.

We are in the process of evaluating all of our investments and other interests in entities that may be deemed VIEs under the provisions of FIN No. 46. These include (i) interests in CMBS pools in which we have invested or act as special servicer, the face amount of which amounted to approximately $66.0 billion, (ii) real estate related joint ventures with assets totaling approximately $2.5 billion, and (iii) investments in mezzanine loans with underlying assets totaling approximately $120.4 million at November 30, 2002. Our maximum exposure to loss as a result of our involvement with VIEs only represents our recorded investment in these assets of approximately $1.3 billion and the guarantees we provided to these entities of approximately $130 million, at November 30, 2002. Although we believe that many of these entities will not be consolidated and may not ultimately fall under the provisions of FIN No. 46, we cannot make any definitive conclusion until we complete our evaluation.

19. Assets Held for Sale

Effective December 1, 2002, we adopted the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets. In accordance with SFAS No. 144, we have reclassified the assets and liabilities related to several properties sold subsequent to November 30, 2002, as assets held for sale and liabilities related to assets held for sale, respectively, as of November 30, 2002 and 2001. We have also reclassified the operating results of these properties as discontinued operations for the years ended November 30, 2002, 2001 and 2000. All related notes to the financial statements have been adjusted for these reclassifications.

Amounts related to properties sold or classified as held for sale after November 30, 2002, include the following at November 30, 2002 and 2001:

	November 30,
	2002	2001
(In thousands)
Assets
Operating properties and equipment, net	$108,525	93,851
Other assets	11,650	7,979

Total assets	$120,175	101,830

Liabilities
Accounts payable	$738	121
Accrued expenses and other liabilities	4,235	3,193
Mortgage notes and other debts payable	91,457	70,992

Total liabilities	$96,430	74,306

The operating results of assets sold or classified as held for sale after November 30, 2002, which are reported as discontinued operations for the years ended November 30, 2002, 2001 and 2000, were as follows:

	November 30,
(In thousands)	2002	2001	2000
Rental income	$14,587	2,919	2,780
Interest income	—	12	—

Total revenues and other operating income	14,587	2,931	2,780

Cost of rental operations	4,862	709	491
Depreciation	2,348	556	550
Interest	3,802	1,021	964

Total costs and expenses	11,012	2,286	2,005

Earnings before income taxes	3,575	645	775
Income taxes	1,394	252	302

Net earnings	$2,181	393	473

20. Quarterly Data (Unaudited)

	First	Second	Third	Fourth
	(In thousands, except per share amounts)
2002
Revenues	$33,194	32,682	33,440	33,505
Other operating income	$66,439	73,800	107,178	77,243
Earnings before income taxes	$41,135	45,808	78,688	43,947
Earnings from continuing operations	$27,817	30,976	53,169	29,735
Earnings from discontinued operations	$483	518	510	670
Net earnings	$28,300	31,494	53,679	30,405
Earnings per share—basic:
Continuing operations	$0.83	0.91	1.57	0.92
Discontinued operations	$0.01	0.02	0.02	0.02
Net earnings	$0.84	0.93	1.59	0.94
Earnings per share—diluted:
Continuing operations	$0.79	0.88	1.53	0.89
Discontinued operations	$0.02	0.02	0.01	0.02
Net earnings	$0.81	0.90	1.54	0.91

2001
Revenues	$38,931	37,081	37,038	32,040
Other operating income	$71,651	92,221	79,605	86,182
Earnings before income taxes	$40,002	59,434	52,163	54,099
Earnings from continuing operations	$25,814	38,343	35,130	35,433
Earnings from discontinued operations	$151	31	86	125
Net earnings	$25,965	38,374	35,216	35,558
Earnings per share—basic:
Continuing operations	$0.78	1.15	1.05	1.06
Discontinued operations	$—	—	—	—
Net earnings	$0.78	1.15	1.05	1.06
Earnings per share—diluted:
Continuing operations	$0.74	1.10	1.00	1.01
Discontinued operations	$0.01	—	—	0.01
Net earnings	$0.75	1.10	1.00	1.02

Quarterly and year-to-date computations of per share amounts are made independently; therefore, the sum of per share amounts for the quarters may not equal per share amounts for the year.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: September 15, 2003

By:	/s/ SHELLY RUBIN
	Name:	Shelly Rubin
	Title:	Vice President and Chief Financial Officer
(Principal Financial Officer)

Exhibit Index

Exhibit No.	Description

23.1	Independent Auditors’ Consent